Exhibit 99.1

Contact:	TTM Technologies, Inc.
Steve Richards
Chief Financial Officer
(714) 241-0303
TTM TECHNOLOGIES, INC. ADDS THREE NEW BOARD MEMBERS
SANTA ANA, CA — July 8, 2010 — TTM Technologies, Inc. (Nasdaq: TTMI) announced today the addition of three new members to its Board of Directors — Jacques S. Gansler, Ronald W. Iverson and Dov S. Zakheim.
Jacques Gansler, Ronald Iverson and Dov Zakheim are being added to serve on the newly created Government Security Committee. The Government Security Committee will have responsibility for ensuring that TTM maintains appropriate policies and procedures that will continue to protect TTM’s sensitive and export-controlled information.
“The addition of these new directors will provide TTM with critical industry and government expertise that will help guide TTM as it enters this next phase of global growth and leadership,” noted Kent Alder, President and CEO of TTM Technologies. “We welcome our new directors to TTM and look forward to their active participation and contribution.”
Dr. Jacques S. Gansler leads the Center for Public Policy and Private Enterprise at the University of Maryland’s School of Public Policy. Dr. Gansler has held senior positions within government, most recently as the Under Secretary of Defense for Acquisition, Technology and Logistics at the Department of Defense. He was Executive Vice President and Corporate Director for TASC, Inc., where he served for twenty years. He has more than fifteen years of management experience in the industrial sector. Dr. Gansler has served on numerous boards and governmental special committees, including the Defense Science Board and the “Packard Commission” on Defense Acquisition Reform. Gansler holds a Bachelor’s degree from Yale University, a Master of Science from Northeastern University, a Master of Arts from the New School for Social Research and a Ph.D. in Economics from American University.
LT General Ronald W. Iverson (RET) is the CEO of LGS Innovations, the wholly owned subsidiary of Alcatel-Lucent dedicated to serving the U.S. federal government market. LTG Iverson joined Lucent in 2006 as Vice President, Bell Labs for Special Projects. He was an Executive Account Manager for Air Force and Joint Systems with Northrop Grumman and was in the Senior Executive Service within the Department of Defense as the Deputy Director for Industrial Security. A career officer, LTG Iverson spent 32 years with the United States Air Force. His Air Force career includes service as the 7th Air Force Commander and Deputy Commander of United States forces in Korea. LTG Iverson received a Bachelor of Science degree from the University of Idaho in Agricultural Economics and is a graduate of the U.S. Air Force Fighter Weapons School and the National War College.

Dr. Dov S. Zakheim is a Senior Vice President of Booz Allen Hamilton, where he is a leader in the firm’s global defense business. He previously served as the Under Secretary of Defense (Comptroller) and Chief Financial Officer for the Department of Defense, acting as the Secretary of Defense’s principal advisor on financial and budgetary matters, developing and managing the world’s largest budgets and negotiating five major international defense agreements. From 1987 to 2001, he was both corporate vice president of System Planning Corporation and chief executive officer of its subsidiary, SPC International Corp. A graduate of Columbia University, Dr. Zakheim also studied at the London School of Economics and holds a doctorate in economics and politics at St. Antony’s College, University of Oxford, where he held three fellowships. He is a Senior Advisor at the Center for Strategic and International Studies.
About TTM
TTM Technologies, Inc. is a major global printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttmtech.com.
###

2